EXHIBIT 99.1

Contact: Kerri C. Kinney Chief Financial Officer (205) 429-1001

COMMUNITY BANCSHARES REPORTS

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2006

BLOUNTSVILLE, AL – (August 7, 2006) - Community Bancshares, Inc. (NASDAQ: COMB) (the “Company”) today reported net income for the six months ended June 30, 2006 of $0.8 million, or $0.09 per share on both a basic and diluted basis, doubling the Company’s net income of $0.4 million, or $0.04 per share, on both a basic and a diluted basis, for the six months ended June 30, 2005. The Company’s net income of $0.8 million for the six months ended June 30, 2006 represented a return on average assets of 0.27% and a return on average equity of 3.55%. The Company also reported:

•	loan growth of $26.9 million, or 8.0%, since December 31, 2005;

•	an improved balance sheet mix with an average loan to deposit ratio of 81.6% for the three months ended June 30, 2006 compared to 71.6% for the same period in 2005;

•	a $1.3 million increase in net interest income from $8.8 million for the six months ended June 30, 2005 to $10.1 million for the six months ended June 30, 2006;

•	a $1.1 million increase in provision for loan losses for the six months ended June 30, 2006 as compared to the same period in 2005;

•	a $0.7 million decrease in noninterest income from $3.6 million for the six months ended June 30, 2005 to $2.9 million for the same period in 2006;

•	a $1.0 million decrease in noninterest expenses for the six months ended June 30, 2006 from the same period in 2005; and

•	an improved efficiency ratio of 79.06% and 73.17% for the six and three month periods ended June 30, 2006, compared to 89.11% for the year ended December 31, 2005.

Balance Sheet

Total assets remained relatively level at $571.9 million at June 30, 2006 compared to $571.3 million at December 31, 2005. The Company funded its loan growth of $26.9 million for the first six months of 2006 with excess cash, federal funds sold and the maturities and pay-downs of investment securities.

Total loans increased 8.0% to $364.4 million at June 30, 2006, compared to $337.5 million at December 31, 2005. The Company is pleased with the results of its loan production initiatives and looks for additional growth.

On July 28, 2006, Community Bank sold its Demopolis, Alabama branch to Robertson Banking Company. The transaction resulted in the sale of $6.2 million in loans, $0.4 million in premises and equipment and $4.1 million in deposits. The Company recorded a net gain on the transaction of approximately $0.4 million.

Net Interest Income

The Company experienced a $1.3 million, or 14.5%, increase in net interest income, from $8.8 million for the six months ended June 30, 2005 to $10.1 million for the six months ended June 30, 2006. The Company’s net interest margin also increased to 3.95% for the six months ended June 30, 2006 from 3.74% for the same period in 2005. The Company’s improvement in net interest margin was the result of strategies implemented to take advantage of increased interest rates.

Provision for Loan Losses

The Company’s provision for loans losses increased by $1.1 million to $1.4 million for the six months ended June 30, 2006, from $0.3 million for the six months ended June 30, 2005. Net charge-offs for the six months June 30, 2006 were 0.62% of average loans as compared to 0.30% of average loans for the same period in 2005. The Company believes that asset quality remains generally sound; however, it did experience some problem credits at its finance company subsidiary during the first half of the year as a result of various senior personnel leaving the Company to join a competitor. Management believes credit quality remains good and that, generally, these issues have been adequately handled and expect charge-offs to return to lower levels during the last half of 2006. The Company intends to use the gain from the sale of its Demopolis branch to further bolster its loan loss reserve.

Noninterest Income

The Company experienced a $0.7 million decrease in noninterest income from $3.6 million for the six months ended June 30, 2005 to $2.9 million for the same period in 2006, which is mostly attributable to a one-time settlement of litigation recorded in income in the first half of 2005. With the exception of this settlement, non-interest income has remained relatively stable.

Noninterest Expenses

The Company experienced a decrease in noninterest expense of $1.0 million, or 8.7%, from $11.4 million for the six months ended June 30, 2005 to $10.4 million during the same period in 2006. Improvements in net interest income and reductions in noninterest expenses also resulted in an improved efficiency ratio to 79.06% and 73.17% for the six and three month periods ended June 30, 2006, compared to 89.11% for the year ended December 31, 2005. The Company’s expansion activities, including the purchase of American Family Mortgage as well as a new bank branch and a new finance company office in Huntsville, Alabama, initially added operating expenses, but cost reductions throughout the rest of the Company have substantially offset the cost of expansion activities. Offsetting cost reductions have occurred in salaries and benefits, FDIC insurance premiums, other insurance expense, professional services and foreclosed assets. Noninterest expenses for 2006 also include merger related expenses incurred by the Company in regard to its pending merger with Superior Bancorp.

About Community Bancshares, Inc.

Community Bank, the principal subsidiary of Community Bancshares, Inc., headquartered in Blountsville, Alabama, had total assets at June 30, 2006 of approximately $571.9 million and operates 17 banking offices in Alabama, providing a full line of financial services to its individual and corporate customers. In addition, Community Bank operates a consumer finance company with 15 offices in North Alabama, a full-service insurance agency based in Huntsville, Alabama and a mortgage division based in Hartselle, Alabama. The Company has agreed to be acquired by Superior Bancorp of Birmingham, Alabama.

Cautionary Notice Regarding Forward-Looking Statements

This press release may include forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements related to the Company’s expectations regarding: its ability to successfully and economically meet strategic goals; levels in the rate of loan charge-offs; positive trends in quality loan growth; the Company’s ability to successfully and efficiently expand into new market areas; continued improvements in net interest income or net interest margin; the Company’s ability to grow its low cost deposit base; lower provisions for loan losses; the Company’s ability to continue to realize improvements in its asset quality; the Company’s ability to realize success from its noninterest income strategies implemented; the Company’s ability to decrease noninterest expense; and the Company’s ability to successfully implement merger agreements. These forward-looking statements are based on information presently available to the Company’s management and are subject to various risks and uncertainties, including, without limitation, future economic or business conditions, including, in particular, the effects of such conditions on the Company’s customers; the Bank’s ability to continue to develop, implement and modify, as appropriate, its business strategies; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities; interest rate risks and credit risks of borrowers; the effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; the failure of assumptions underlying the establishment of the allowance for loan losses and other estimates; the uncertainty and costs of litigation; difficulties with, or changes in the cost or effectiveness of technology and/or products; the effects of the pending merger with Superior Bancorp; and other factors and other information discussed in any of the Company’s current, periodic and other reports and documents filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. These forward-looking statements speak only as of the date hereof, and the Company does not undertake, and expressly disclaims, any obligation to update these forward-looking statements.

	(Unaudited) Three months ended June 30,		(Unaudited) Six months ended June 30,		Twelve months ended December, 31 2005
(Amounts in thousands except per share data and shares outstanding)	2006	2005	2006	2005
Earnings Summary:

Total interest income	$9,324	$8,031	$18,214	$15,516	$32,357
Total interest expense	4,146	3,383	8,095	6,679	13,934
Net interest income	5,178	4,647	10,119	8,836	18,423
Provision for loan losses	668	86	1,463	344	796
Net interest income after provision for loan losses	4,509	4,561	8,656	8,492	17,627
Net securities gains (losses)	(1)	(36)	(3)	(39)	(41)
Net trading gains (losses) on swap	(96)	135	(198)	(88)	(281)
Other noninterest income	1,645	1,658	3,096	3,684	7,364
Noninterest expense	4,992	6,013	10,448	11,439	22,598
Income before income taxes	1,065	306	1,104	611	2,071
Income taxes (benefit)	330	125	314	224	422
Net income (loss)	735	181	789	386	1,649

Basic net income (loss) per share	$0.08	$0.02	$0.09	$0.04	$0.19
Diluted net income (loss) per share	$0.08	$0.02	$0.09	$0.04	$0.19
Basic weighted average shares outstanding	8,829,674	8,527,677	8,795,681	8,518,566	8,592,109
Diluted weighted average shares outstanding	9,158,310	8,739,758	9,078,183	8,695,571	8,779,789

Average Balance Sheet:

Loans, net of unearned discount	$364,665	$315,370	$357,238	$307,234	$321,190
Total earning assets	515,169	472,687	511,873	473,105	479,950
Total assets	575,944	542,843	573,895	541,088	548,360
Noninterest bearing deposits	72,528	63,916	71,811	62,557	67,292
Interest bearing deposits	374,473	376,539	373,493	379,220	372,164
Total deposits	447,001	440,455	445,304	441,777	439,456
All other interest-bearing liabilities	81,680	52,490	81,674	52,522	61,662
Stockholders’ equity	43,354	42,718	44,392	42,866	43,393

Selected Ratios:

Average common equity to average assets	7.53%	7.87%	7.74%	7.92%	7.91%
Average loans to average total deposits	81.58%	71.60%	80.22%	70.19%	73.09%
Net interest margin	4.02%	3.93%	3.95%	3.74%	3.84%
Efficiency ratio (1)	73.17%	95.36%	79.06%	91.36%	89.11%
Return (loss) on average assets, annualized	0.51%	0.13%	0.27%	0.14%	0.30%
Return (loss) on average equity, annualized	6.78%	1.69%	3.55%	1.80%	3.80%
Net charge-offs to average loans, annualized	0.76%	0.22%	0.62%	0.30%	0.21%

	(Unaudited) June 30,		% Change	December 31, 2005	% Change
(Amounts in thousands except per share data and shares outstanding)	2006	2005
Ending Balance Sheet:

Loans, net of unearned discount	$364,381	$319,016	14.22%	$337,467	7.98%
Allowance for loan losses	5,083	4,503	12.88%	4,736	7.33%
Total assets	571,938	535,193	6.87%	571,284	0.11%
Noninterest bearing deposits	69,383	63,287	9.63%	71,420	-2.85%
Interest bearing deposits	366,636	369,031	-0.65%	367,484	-0.23%
Total deposits	436,019	432,318	0.86%	438,904	-0.66%
All other interest-bearing liabilities	81,778	52,680	55.24%	81,876	-0.12%
Stockholders’ equity	43,654	42,977	1.58%	43,149	1.17%

Nonperforming loans	3,249	1,266	156.64%	3,631	-10.52%
Nonperforming assets	5,278	11,644	-54.67%	13,816	-61.80%

Selected Ratios:

Book value per share	$4.92	$5.03		$4.94
Allowance for loan losses as a % of total loans	1.39%	1.41%		1.41%
Allowance for loan losses to nonperforming loans	156.45%	355.69%		130.43%
Nonperforming loans to total loans	0.89%	0.40%		1.08%
Nonperforming assets to total assets	0.92%	2.18%		2.41%

(1)	Excludes net securities gains (losses) shown separately and gain on sale of branch of $427,000 included in noninterest income for the twelve months ended December 31, 2005.